EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 12, 2003 (except for the matter discussed in Note 21, as to which the date is November 18, 2003), with respect to the consolidated balance sheets of Digital Generation Systems, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our report on the consolidated financial statements refers to the Company’s change in its method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002. Our report on the consolidated financial statements also refers to the restatement of the Company’s consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2002.

KPMG LLP

Dallas, TX

February 4, 2004